Exhibit 99.1
NEWS RELEASE
Basic Earth Reports Progress on Christmas Meadows Prospect
Denver, Colorado, January 9, 2007 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that its partner, Double Eagle Petroleum Company (DBLE), has set a 9-5/8” intermediate casing string at 11,400 feet in the Table Top Unit #1 and is currently drilling ahead with an 8-1/2” bit. Prior to running the casing, a suite of logs was run and a Vertical Seismic Profile (VSP) was conducted. Despite not having crossed the Hogsback Thrust Fault at that point, casing was set due to drilling permit restrictions and the unavailability of additional casing nearby. At 8 AM on January 8th, the well was at 13,129 feet. It appears that the Hogsback Thrust Fault was encountered at 12,998 feet.
Using the VSP and known velocities, the top of the Frontier sandstone is expected at 14,725 feet. If this turns out to be correct, the Frontier would be approximately 800 feet low to the original prognosis, but 2,600 feet structurally high to the American Quaser Cow Hollow Unit #1 well that is eight miles to the northeast. The Cow Hollow Unit #1 well had oil shows in the Frontier sandstones and is the closest well that penetrated the Green River Basin plate. That well was deemed not to be capable of commercial production.
Basic has a 2 percent working interest in the well which is expected to cost a total of approximately $16,600,000 or $330,000 to Basic’s interest. The 16,000 foot wildcat, spud on September 8, 2006, is expected to reach planned total depth by mid-February 2007.
“With the Hogsback Thrust sheet thicker than we expected, it is nice to have the VSP indicating that the Frontier sands are still below us and that our structural interpretation is still intact,” commented Ray Singleton, President of Basic. “A number of geologic factors still remain to be determined; good porosity development is primary among them. If we encounter good porosity and an indication of hydrocarbons in the Hilliard, Frontier or Dakota sandstones, then we will proceed to attempt to complete this wildcat well. In any case, the next few weeks should end the speculation on this decades old project. Again, the well has been relatively trouble-free and we are pleased with our progress so far. It goes without saying that we have high hopes for this venture. With the upside exposure this project brings to Basic, the next few weeks should be exciting; a real swing for the fences opportunity.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.